Exhibit 99.3

Investor Relations Contact	News Media Contact
Craig Jackson, VP & Treasurer	phone (937) 224-5940
phone (937) 259-7033	e-mail communications@dplinc.com

DPL Sets Annual Meeting Date, Time and Location

DAYTON, Ohio — February 15, 2011 - DPL Inc. (NYSE:DPL) announced today that it will hold its annual meeting of shareholders on April 27, 2011 at 10 a.m. Eastern time. The meeting will be in Dayton, Ohio, at the Boonshoft Museum of Discovery, in conjunction with the “It’s Electric” exhibit that features Dayton Power and Light’s history, in honor of the company’s 100th anniversary.

The Boonshoft Museum of Discovery is located at 2600 DeWeese Parkway and is operated by the Dayton Society of Natural History.

Holders of common shares of record at the close of business on March 4, 2011 are entitled to notice and to vote at the annual meeting.

About DPL
DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” for the second consecutive year in August 2010.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

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